Exhibit 2.2

HOLDBACK FUNDS AGREEMENT

This HOLDBACK FUNDS AGREEMENT (this “Agreement”) is dated as of the 31st day of July, 2006, by and among Kronos Incorporated, a Massachusetts corporation (the “Buyer”), Brian Ascher, a natural person (the “Securityholder Representative”) acting as representative of the Indemnifying Securityholders (as defined below), and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent.

WHEREAS, the Buyer, Blade Acquisition Corp., a wholly-owned subsidiary of the Buyer (“Merger Sub”), Unicru, Inc. (the “Company”) and the Securityholder Representative have entered into an Agreement and Plan of Merger dated as of July 12, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will be merged (the “Merger”) with and into the Company which, as the surviving corporation (the “Surviving Corporation”), will become a wholly-owned subsidiary of the Buyer;

WHEREAS, the Merger Agreement provides that (a) a holdback fund (the “Holdback Fund”) will be established to secure (i) the indemnification obligations of the shareholders, optionholders and warrantholders of the Company receiving consideration pursuant to Section 2.1 or Section 2.3 of the Merger Agreement (collectively, the “Indemnifying Securityholders”) to the Buyer and (ii) any adjustment that may arise pursuant to Section 2.1(b)(iii) of the Merger Agreement; (b) an expenses fund (the “Expenses Fund”) will be established to secure the costs and expenses of the Securityholder Representative as contemplated by Section 10.5 of the Merger Agreement; and (c) an escrow fund (the “Executive Fund”) will be established to fund certain payments to executives of the Company following the Merger; and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which the Funds (as defined below) will be established and maintained.

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1. Consent of Indemnifying Securityholders.

The Indemnifying Securityholders, either by virtue of their approval of the Merger Agreement or through the execution of an instrument to such effect, have consented or will be consenting to: (a) the establishment of the Holdback Fund to secure the Indemnifying Securityholders’ (i) indemnification obligations under Article VIII and Article IX of the Merger Agreement and (ii) payment obligations, if any, under Section 2.1(b)(iii) of the Merger Agreement; (b) the establishment of the Expenses Fund; (c) the establishment of the Executive Fund; (d) the appointment of the Securityholder Representative as their representative for purposes of this Agreement and as the attorney-in-fact and agent for and on behalf of each Indemnifying Securityholder, and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (e) all of the other terms, conditions and limitations in this Agreement.

Section 2. Establishment of Funds; Purpose of Funds; Transferability.

(a) Funds. At or prior to the effective time of the Merger (the “Effective Time”), the Buyer or Merger Sub shall deposit with the Escrow Agent, by wire transfer, (i) the sum of $15,000,000, as the Holdback Fund, (ii) the sum of $250,000, as the Expenses Fund, and (iii) the sum of $750,000 as a portion of the Executive Fund (the “Initial Executive Fund”). Immediately following the Effective Time, the executive listed on Attachment A hereto shall deposit with the Escrow Agent, by wire transfer, the amount set forth opposite such executive’s name on Attachment A (the “Contributed Executive Fund Amount,” and together with the Initial Executive Fund, the “Executive Fund”) to supplement the Initial Executive Fund. The Holdback Fund, the Expenses Fund and the Executive Fund (and all interest and other income earned on such funds) are referred to herein collectively as the “Funds.” The Escrow Agent will promptly acknowledge receipt of such sums. The Funds shall be held as separate trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Funds shall be invested in accordance with Section 4. The Escrow Agent agrees to hold each of the Funds in separate escrow accounts subject to the terms and conditions of this Agreement.

(b) Purpose of the Funds. The parties hereby acknowledge that (i) the Holdback Fund shall serve as security for the Indemnifying Securityholders’ indemnification obligations under Article VIII and Article IX of the Merger Agreement and payment obligations, if any, under Section 2.1(b)(iii) of the Merger Agreement; (ii) the Expenses Fund shall serve as security for the costs and expenses of the Securityholder Representative as contemplated by Section 10.5 of the Merger Agreement; and (iii) the Executive Fund shall serve as a fund for certain payments to the executives listed on Attachment A and Attachment B hereto following the Merger, in each case subject to the limitations, and in the manner provided, in this Agreement.

(c) Transferability. The respective interests of the Indemnifying Securityholders in the Funds shall not be assignable or transferable, other than by will or operation of law (including, without limitation, the laws of intestacy). Subject to the preceding sentence, notice of any such assignment or transfer shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

Section 3. Disbursement of Funds

(a) Disbursement by Escrow Agent.

(i) The Escrow Agent shall disburse the Holdback Fund only in accordance with (A) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Securityholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Holdback Fund, (B) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Securityholder Representative, that instructs the Escrow Agent as to the disbursement of some or all of the Holdback Fund or (C) the provisions of Section 3(b) hereof.

(ii) The Escrow Agent shall disburse the Expenses Fund only in accordance with (A) a written instrument delivered to the Escrow Agent that is executed by the Securityholder Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Expenses Fund and certifies that such disbursement is permitted under the terms of the Merger Agreement or (B) the provisions of Section 3(b) or Section 7 hereof. The Escrow Agent shall not report any distribution to or on behalf of the Securityholder Representative to the Internal Revenue Service, as such payments represent reimbursement of expenses and not recognition of income.

(iii) The Escrow Agent shall disburse the Executive Fund only in accordance with (A) a written instrument delivered to the Escrow Agent that is executed by the Buyer and that instructs the Escrow Agent as to the disbursement of the Executive Fund or (B) the provisions of Section 3(b) hereof. Subject to the provisions of Section 3(a)(iv), the Buyer agrees to make the deliveries contemplated by clause (A) of this Section 3(a)(iii) in order to effect disbursements from the Executive Fund as follows:

(x) 100% of the Contributed Executive Fund Amount (together with interest and any other income earned on such amount through the date of payment) to the executive listed on Attachment A hereto on the six-month anniversary of the Closing Date (as defined in the Merger Agreement);

(y) $430,000 to the executive listed on Attachment A hereto in two equal installments (together with interest and any other income earned on such installments through the date of payment) on the nine-month anniversary of the Closing Date and the first anniversary of the Closing Date; and

(z) the amounts set forth opposite the names of the executives listed on Attachment B hereto (in each case with all interest and other income earned on such amounts through the date of payment) to such executives in the following three installments: (1) 50% of such amounts on the six-month anniversary of the Closing Date; (2) 25% of such amounts on the nine-month anniversary of the Closing Date; and (3) 25% of such amounts on the first anniversary of the Closing Date.

(iv) No disbursement to any executive under Section 3(a)(iii) shall be made unless such executive is employed by the Buyer, the Company or any affiliate thereof (each, a “Qualified Employer”) as of the required disbursement date; provided, however, that all of the disbursements to such executive under Section 3(a)(iii) shall be immediately disbursed to the executive if such executive’s employment is terminated by a Qualified Employer other than for Cause (as defined below), or by such employee pursuant to a Voluntary Termination for Good Reason (as defined below); and provided, further, that with respect to any disbursement under Section 3(a)(iii)(y) or (z), if the executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended from time to time (the “Code”), the disbursement shall not be made until the earlier of (x) six months after the date of such termination of employment or (y) the date the disbursement otherwise would have been made pursuant to Section 3(a)(iii). The written instrument delivered to the Escrow Agent by the Buyer pursuant to Section 3(a)(iii) hereof shall describe the current employment status and/or nature of termination of employment with respect to any executive entitled to a disbursement from the Executive Fund.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

“Cause,” as applied to any executive, shall mean (A) an act of personal dishonesty taken by the executive in connection with his or her responsibilities as an executive and intended to result in substantial personal enrichment of the executive; (B) the executive being convicted of a felony; (C) a willful act by the executive which constitutes gross misconduct and which is injurious to the executive’s Qualified Employer; or (D) following delivery to the executive of a written demand for performance from the Qualified Employer, which describes the basis for the Qualified Employer’s reasonable belief that the executive has not substantially performed his or her duties, continued violations by the executive of the executive’s obligations to the Qualified Employer which are demonstrably willful and deliberate on the executive’s part.

“Voluntary Termination for Good Reason,” as applied to any executive, shall mean the executive voluntarily resigns after the occurrence of any of the following: (A) without the executive’s express written consent, a material reduction of the executive’s duties, title, authority or responsibilities, relative to the executive’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the executive of such reduced duties, title, authority or responsibilities; (B) a reduction by the executive’s Qualified Employer in the base salary of the executive as in effect immediately prior to such reduction; (C) a material reduction by the Qualified Employer in the kind or level of employee benefits, including bonuses, to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is materially reduced; or (D) the relocation of the executive to a facility or a location more than twenty-five (25) miles from the executive’s then present location, without the executive’s express written consent.

(vi) On or before the date of any disbursement to an executive of an amount from the Executive Fund other than the Contributed Executive Fund Amount, the Escrow Agent shall disburse to the Buyer from the Executive Fund an amount in cash, as specified by the Buyer in its written instrument, sufficient to satisfy the executive’s portion of income and employment tax withholding attributable to the amount due and payable to executive from the Executive Fund. Amounts paid to the Buyer pursuant to this Section 3(a)(vi) shall be treated for purposes of Section 3(a)(iii) as having been paid to the executive. The Buyer shall cause the Company (x) to pay over to the applicable tax authorities all amounts withheld and the employer’s portion of any related employment taxes, (y) to promptly pay to the executive the amount of any income and employment tax withholding later determined to be in excess of the amount required and (z) comply with all applicable tax information reporting requirements. The Escrow Agent shall not be responsible for any tax withholding or reporting such payments to the Internal Revenue Service.

(vii) The provisions of this Section 3(a) are intended to be for the benefit of and enforceable by the parties hereto, the executives listed on Attachment A and Attachment B hereto and their respective heirs and representatives.

(b) Disbursement of Funds. Within five Business Days after the second anniversary of the Closing Date (the “Fund Termination Date”), the Securityholder Representative and the Buyer shall notify the Escrow Agent, in writing, of the Fund Termination Date and the Escrow Agent shall distribute to the Indemnifying Securityholders all of the Funds then held in escrow. For purposes of this Agreement, a “Business Day” shall mean any day, other than Saturday, Sunday, a U.S. federal holiday or a day on which the Escrow Agent is not open for business.

Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent written notice of any claim (a “Claim Notice”) made pursuant to Article IX of the Merger Agreement and the Escrow Agent has not received written notice of the resolution of the claim covered thereby from the Securityholder Representative and the Buyer, the Escrow Agent shall retain in escrow after the Fund Termination Date the lesser of (i) the balance remaining in the Holdback Fund at the time such Claim Notice is received by the Escrow Agent and (ii) the amount covered by such Claim Notice. Any funds so retained in escrow shall be disbursed only in accordance with the terms of clauses (A) or (B) of Section 3(a)(i) hereof.

(c) Method of Disbursement. Any distribution of all or a portion of any Fund to the Indemnifying Securityholders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Attachment C hereto. Distributions to the Indemnifying Securityholders shall be made by mailing checks to such holders at their respective addresses shown on Attachment C (or such other address as may be provided in writing to the Escrow Agent by any such holder).

Section 4. Investment of Funds.

(a) If the Escrow Agent shall have received specific joint written investment instructions from the Buyer and the Securityholder Representative (which shall include instructions as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Funds in Eligible Investments pursuant to and as directed in such instructions. “Eligible Investments” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); and (iv) investment in the Escrow Agent’s “Insured Money Market Account” (“IMMA”), as described in Exhibit A hereto. If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments. Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent’s Corporate Trust Services.

(b) Escrow Agent Not Responsible For Investment Decisions. Absent its timely receipt of such specific joint written investment instructions from the Buyer and the Securityholder Representative, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Funds; provided, however, that in the event the Escrow Agent shall not have received such joint written investment instructions, the Escrow Agent shall be authorized to invest any of the Funds in the Escrow Agent’s IMMA until such joint investment instructions are received. All earnings received from the investment of any Fund shall be credited to, and shall become a part of, such Fund (and any losses on such investments shall be deducted from such Fund). The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(c) Tax Reporting. The parties agree that, for tax reporting purposes, all interest and other income earned from the investment of the Funds in any tax year shall, (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity and, (ii) otherwise, be reported as allocated to the Buyer.

(d) Certification of Taxpayer Identification Number. The parties understand that, in the event an Indemnifying Securityholder’s tax identification number is not certified to the Escrow Agent, the Code may require withholding of a portion of any interest or other income earned on the investment of the applicable Fund. The Buyer and the Securityholder Representative agree to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

Section 5. Securityholder Representative.

(a) The Securityholder Representative represents and warrants to the Escrow Agent that he has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind all of the Indemnifying Securityholders to its terms; (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

(b) Until notified in writing by the Securityholder Representative that he has resigned or by the Indemnifying Securityholders who have the right to receive a majority of the Total Merger Consideration (including Option Consideration, Warrant Consideration and Note Consideration) (as such terms are defined in the Merger Agreement) that he has been removed, the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by the Indemnifying Securityholders who have the right to receive a majority of the Total Merger Consideration (including Option Consideration, Warrant Consideration and Note Consideration) filed with the Escrow Agent.

Section 6. Concerning the Escrow Agent.

(a) The Buyer and the Indemnifying Securityholders acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve or cause it to incur any expense or liability unless it shall have been furnished with reasonably acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

(d) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any portion of the Holdback Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f) Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 7), shall be in U.S. dollars.

Section 7. Compensation, Expense Reimbursement and Indemnification.

(a) The Escrow Agent’s (i) attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit B and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis, shall be paid 50% by the Buyer and 50% from the Expenses Fund.

(b) The Escrow Agent’s costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder, shall be reimbursed on demand 50% by the Buyer and 50% from the Expenses Fund.

(c) The Buyer and the Indemnifying Securityholders (from the Expenses Fund) covenant and agree, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

Section 8. Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the Buyer and the Securityholder Representative. Prior to the effective date of the resignation as specified in such notice, the Buyer will issue to the Escrow Agent a written instruction authorizing redelivery of the Funds to a bank or trust company that it selects as successor to the Escrow Agent hereunder. If, however, the Buyer shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Securityholder Representative shall be entitled to name such successor escrow agent. If no successor escrow agent is named by the Buyer or the Securityholder Representative, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 9. Dispute Resolution.

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Funds, or should any claim be made upon the Escrow Agent or any Fund by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of such Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to any of the Funds.

Section 10. Consent to Jurisdiction and Service.

Each of the parties hereto hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said state in connection with any actions or proceedings brought against the Buyer or the Indemnifying

Securityholders (or any of them) by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Buyer and the Indemnifying Securityholders each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and (iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 13 hereof.

Section 11. Waiver of Jury Trial.

THE PARTIES HERETO HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 12. Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 13. Notices; Wiring Instructions.

(a) Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to the Buyer:

Kronos Incorporated

297 Billerica Road

Chelmsford, Massachusetts 01824

Attention: General Counsel

Facsimile: (978) 236-3222

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: John A. Burgess, Esq.

                 Michael J. LaCascia, Esq.

Facsimile: (617) 526-5000

If to the Securityholder Representative:

Brian Ascher

c/o Venrock Associates

Suite 200

2494 Sand Hill Road

Menlo Park, California 94025

Facsimile: (650) 249-0333

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Attention: Robert Brigham, Esq.

Facsimile: (650) 849-7400

and

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204

Attention: Todd Bauman, Esq.

Facsimile: (503) 220-2480

If to the Escrow Agent:

U.S. Bank National Association

Corporate Trust Services

225 Asylum Street, 23rd Floor

Hartford, CT 06103

Attn:  Art Blakeslee

Ref:    Kronos/Unicru Holdback Funds Agreement

Tel:    (860) 241-6859

Fax:    (860) 241-6881

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

(b) Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 13(a) above):

If to the Buyer:

Bank:    Citizens Bank

ABA #: 011500120

Acct. #: 1107454325

Attn:      Pamela Kaplan

Ref:        Unicru

Beneficiary: Kronos Incorporated

If to the Securityholder Representative, to the account designated by the Securityholder Representative pursuant to written instructions delivered to the Escrow Agent in accordance with Section 13(a) above.

If to the Escrow Agent:

Bank:  U.S. Bank National Association

ABA : 091000022

BNF:   U.S. Bank Trust N.A.

A/C:    173103321050

OBI:    Corporate Trust Services

Ref:     Kronos/Unicru (Holdback)(Expenses)(Executive) Fund, as appropriate

Attn:   Andrea Friesen

Section 14. Miscellaneous.

(a) Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(b) Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

(c) Governing Law. THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(d) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e) Counterparts and Facsimile Execution. This Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(f) Customer Identification Program. Each of the Buyer and the Securityholder Representative acknowledge receipt of the notice set forth on Exhibit C attached hereto and made part hereof and that information may be requested to verify their identities.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the 31 day of July, 2006.

Kronos Incorporated

By:	/s/ Paul Lacy
Title: President
Name: Paul Lacy

Unicru, Inc.

By:	/s/ Douglas C. Shafer

Title: CFO
Name: Douglas C. Shafer

Brian Ascher, as Securityholder Representative

/s/ Brian Ascher
Name: Brian Ascher

U.S. Bank National Association, as Escrow Agent

By:	/s/ Arthur L. Blakeslee

Title: Vice President
Name: Arthur L. Blakeslee

Attachment A

Name of Executive	Contributed Executive Fund Amount

Christopher Marsh	$415,000

Attachment B

Name of Executive	Potential Distribution from Executive Fund

David Cunningham	$75,500

Brad McMahon	$34,500

Valerie Osinski	$210,000

Attachment C

Name and Address of Indemnifying Securityholder	Percentage Interest

[See attached]

Exhibit A

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

Exhibit B

Escrow Agent Fee Schedule

[See attached]

Exhibit C

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents. For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

For individuals, a copy of a government–issued identification, such as a driver’s license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents. Additionally, any individual involved in the transaction will be required to proved a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Exhibit C is used with the meaning assigned to such term in the Escrow Agreement of which this Exhibit C is a part.